Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-150737) and the related Prospectus of Liberty Property Trust for the registration of its common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants and guaranties and the related Prospectus of Liberty Property Limited Partnership for the registration of its debt securities and to the incorporation by reference therein of our report dated February 26, 2010 (except for Notes 2, 11, 12, 14 and 15, as to which the date is September 17, 2010), with respect to the consolidated financial statements and schedule of Liberty Property Trust included in its Current Report on Form 8-K dated September 17, 2010, and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting of Liberty Property Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 17, 2010